Exhibit 3.1
ARTICLES OF CORRECTION
OF
ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
OF
UNITED COMMUNITY BANKS, INC.
a Georgia corporation

Pursuant to Section 14-2-124 of the Georgia Business Corporation Code, United Community Banks, Inc., a Georgia corporation (the “Company”), hereby files these Articles of Correction.

1.The name of the corporation is United Community Banks, Inc.

2.The following documents filed with the Georgia Secretary of State contain incorrect statements and require correction:

a.Articles of Amendment filed by the Company on June 17, 2011 stating, in part, that the Company had the authority to issue 130,000,000 shares of non-voting common stock (the “First 2011 Amendment”);
b.Articles of Amendment filed by the Company on June 17, 2011 stating, in part, that following a reclassification of its common stock (effected in the form of a reverse stock split), the Company had the authority to issue 26,000,000 shares of non-voting common stock (the “Second 2011 Amendment”);
c.Articles of Amendment filed by the Company on June 23, 2016 stating, in part, that the Company had the authority to issue 26,000,000 shares of non-voting common stock (the “2016 Amendment”); and
d.Articles of Amendment filed by the Company on June 5, 2020 (the “2020 Amendment”) adding the designation of powers, preferences, limitations, restrictions and relative rights of the Company’s Senior 6.875% Non-Cumulative Preferred Stock, Series I (the “Series I Designation”).

3.The First 2011 Amendment was filed to reflect the approval by the Company’s shareholders of amendments to the Company’s Restated Articles of Incorporation that, among other things, created a class of 150,000,000 shares of non-voting common stock. When the First 2011 Amendment was filed, however, due to a scrivener’s error, it incorrectly stated that the number of authorized shares of non-voting common stock was 130,000,000. When the Second 2011 Amendment was filed to reflect the reclassification (a 1-for-5 reverse stock split), it incorrectly stated that the number of shares of non-voting common stock following the reclassification was 26,000,000 (which is one-fifth of the incorrect number of shares of non-voting common stock that was reflected in the First 2011 Amendment). That same number (26,000,000) was incorrectly repeated in the 2016 Amendment, which was filed to reflect an increase in the number of shares of authorized voting common stock. In both the Second 2011 Amendment and the 2016 Amendment, the number “26,000,000” should have been “30,000,000” (which is one-fifth of the correct number (150,000,000) of shares of non-voting common stock that were approved by the Company’s shareholders in 2011 and should have been reflected in the First 2011 Amendment. Accordingly, the number “130,000,000” set forth in the First 2011 Amendment is corrected to read “150,000,000” and the number “26,000,000” set forth in both the Second 2011 Amendment and the 2016 Amendment is corrected to read “30,000,000”. The 2020 Amendment, due to a scrivener’s error, incorrectly refers to Delaware law in Section 4(a) of the Series I Designation. Accordingly the word “Delaware” as set forth in Section 4(a) of the Series I designation is corrected to read “Georgia”.

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[Signature Appears on Following Page]

IN WITNESS WHEREOF, the undersigned, on behalf of the Company, has executed these Articles of Correction to be executed on this 21st day of April, 2021.

UNITED COMMUNITY BANKS, INC.

By:     /s/ Melinda Davis Lux
Name:    Melinda Davis Lux
Title:    Executive Vice President, General Counsel and Corporate Secretary